Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions
"Financial Highlights" in each Prospectus and "Disclosure of Portfolio Holdings," "Oversight of Risk Management,"Independent Registered Public Accounting Firm," and "Financial Statements" in the Statements of Additional Information and to the incorporation by reference of our reports, dated December 23, 2011, on the financial statements and financial highlights of Pioneer Global Aggregate Bond Fund and Pioneer Global High Yield Fund included in the Annual Reports to the Shareowners for the year ended October 31, 2011, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 19 to the Registration Statement (Form N-1A, No. 333-62166) of Pioneer Series Trust VII.


						/s/ ERNST & YOUNG LLP

Boston, Massachusetts
February 24, 2012